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                                                                     EXHIBIT 5.1

                               RIORDAN & McKINZIE
                         A PROFESSIONAL LAW CORPORATION

                         600 ANTON BOULEVARD, 18TH FLOOR
                          COSTA MESA, CALIFORNIA 92626

                                October 29, 1999

IXC Communications, Inc.
1122 Capital of Texas Highway South
Austin, TX   78746-6426

Ladies and Gentlemen:

         You have requested our opinion with respect to the additional 2,500,000 shares of common stock (the "Stock Option Shares") of IXC Communications, Inc., a Delaware corporation (the "Company"), which could be issued upon the exercise of stock options granted, or to be granted, under the IXC Communications, Inc. 1998 Stock Plan, As Amended (the "Stock Option Plan").

         The Stock Option Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

         We have examined (i) the Company's Certificate of Incorporation, as amended and restated and currently in effect, (ii) the Company's Bylaws, as amended to date, (iii) the Stock Option Plan, (iv) the Registration Statement and (v) the originals or copies, certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have also examined the records of corporate proceedings taken in connection with the adoption and amendment of the Stock Option Plan.

         Based upon the foregoing examinations and subject to compliance with the applicable state securities and "blue sky" laws, we are of the opinion that the Stock Option Shares, when offered, sold and paid for pursuant to the exercise of stock options granted pursuant to the Stock Option Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         We inform you that Carl W. McKinzie, a principal in our firm, is a director and a stockholder of the Company. The Company has granted an option covering shares of the Company's common stock to each of Mr. McKinzie and another principal of Riordan & McKinzie. Also, certain attorneys of Riordan & McKinzie beneficially own additional shares of the Company=s common stock.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Riordan & McKinzie